Exhibit 99.1
DECKERS BRANDS REPORTS SECOND QUARTER FISCAL YEAR 2027 FINANCIAL RESULTS

•SECOND QUARTER FY 2027 REVENUE INCREASED TO A RECORD $1.48 BILLION
•SECOND QUARTER FY 2027 DILUTED EPS INCREASED 27% TO $2.31, INCLUDING A $0.28 BENEFIT RELATED TO IEEPA TARIFF NET REFUNDS RECEIVED IN THE QUARTER(1)
•FULL YEAR FY 2027 DILUTED EPS GUIDANCE RAISED TO RANGE OF $7.80-$7.95, INCLUDING AN APPROXIMATE $0.52 BENEFIT RELATED TO IEEPA TARIFF NET REFUNDS RECEIVED(2)
•COMPANY REPURCHASED $299 MILLION OF SHARES IN SECOND QUARTER FY 2027, BRINGING 1H FY 2027 TOTAL TO $637 MILLION

Goleta, California (October 22, 2026) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the second fiscal quarter ended September 30, 2026. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2027.

“We delivered earnings above our expectations in the second quarter by maintaining disciplined marketplace management and a focus on expense control in a challenging consumer environment,” said Stefano Caroti, President and Chief Executive Officer. “As we move through the back half of fiscal 2027, we are taking deliberate actions to strengthen our connection with consumers, sharpen execution, and concentrate resources behind our greatest opportunities. We remain confident in the significant global opportunities ahead for both HOKA and UGG, and our ability to drive sustainable growth and create long-term shareholder value."

Second Quarter Fiscal 2027 Financial Review(1) (Compared to the Same Period Last Year)

•Net sales increased 3.5% to $1.481 billion compared to $1.431 billion. On a constant currency basis, net sales increased 2.8%.
◦Brand
▪HOKA® brand net sales increased 6.8% to $677.2 million compared to $634.1 million.
▪UGG® brand net sales increased 3.5% to $786.4 million compared to $759.6 million.
▪Other brands net sales decreased 54.3% to $17.0 million compared to $37.2 million.
◦Channel
▪Wholesale net sales increased 5.5% to $1.093 billion compared to $1.036 billion.
▪Direct-to-Consumer (DTC) net sales decreased 1.8% to $387.5 million compared to $394.6 million. DTC comparable net sales decreased 6.4%.
◦Geography
▪Domestic net sales decreased 0.4% to $835.8 million compared to $839.5 million.
▪International net sales increased 9.0% to $644.7 million compared to $591.3 million.
•Gross margin(1) was 60.5% compared to 56.2%.
•Selling, General, and Administrative (SG&A) expenses were $505.7 million compared to $477.3 million.
•Operating income(1) was $389.5 million compared to $326.5 million.
•Diluted earnings per share(1) was $2.31 compared to $1.82.

(1) During the second quarter of fiscal year 2027, the Company received International Emergency Economic Powers Act ("IEEPA") tariff net refunds totaling $46.0 million, plus associated interest of $3.0 million, which were recognized as a reduction of cost of sales and an increase to total other income, respectively. The net benefit to both gross margin and operating margin was approximately 310 basis points. Net of tax, this resulted in an approximate $0.28 benefit to second quarter fiscal year 2027 diluted earnings per share.

Net sales in the above results for the respective Other brands, Wholesale channel, and Domestic geography include current fiscal year declines related to the phase-out of Koolaburra brand standalone operations.

Balance Sheet (September 30, 2026 as compared to September 30, 2025)

•Cash and cash equivalents were $1.210 billion compared to $1.414 billion.
•Inventories were $860.8 million compared to $835.6 million.
•The Company had no outstanding borrowings.

Capital Allocation

During the second fiscal quarter, the Company repurchased approximately 3.2 million shares of its common stock for a total of $299.3 million at a weighted average price paid per share of $93.65. Fiscal year to date through September 30, 2026, the Company repurchased approximately 6.5 million shares of its common stock for a total of $637.5 million at a weighted average price paid per share of $98.77. As of September 30, 2026, the Company had approximately $4.4 billion remaining under its stock repurchase authorization.

Full Fiscal Year 2027 Outlook(2) for the Twelve Month Period Ending March 31, 2027

The Company’s outlook is forward-looking in nature, reflecting our expectations as of October 22, 2026, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company’s business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in macroeconomic and geopolitical conditions, including escalating global conflicts, shifts in consumer confidence and discretionary spending, inflationary pressures, and foreign currency exchange rate fluctuations; changes to global trade policy, including tariffs and trade restrictions; and supply chain disruption. This outlook includes the benefit of IEEPA tariff net refunds received through October 8, 2026(2), but does not assume any further collection of tariff refunds.

•Net consolidated sales are now expected to be in the range of $5.700 billion to $5.725 billion.
◦HOKA is now expected to increase by a high-single-digit percentage versus last year.
◦UGG is now expected to increase by a low-single-digit percentage versus last year.
•Gross margin is now expected to be approximately 58.5%.
•SG&A expenses as a percentage of net sales are now expected to be approximately 35.5%.
•Operating margin is now expected to be approximately 23%.
•Effective tax rate is still expected to be approximately 23%.
•Diluted earnings per share is now expected to be in the range of $7.80 to $7.95.
•The earnings per share guidance assumes the repurchase of shares with a value equal to $1.0 billion.

(2) Through October 8, 2026, the Company has received IEEPA tariff net refunds totaling $87.9 million, plus associated interest of $4.7 million, which have been factored into our updated outlook as a reduction of cost of sales and an increase to total other income, respectively. The net benefit to both gross margin and operating margin is approximately 150 basis points. Net of tax, this resulted in an approximate $0.52 benefit to the Company's projected full fiscal year 2027 diluted earnings per share.

Non-GAAP Financial Measures

In certain instances the Company presents financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency and free cash flow. These non-GAAP financial measures provide information that may assist investors in understanding its financial results and assessing its prospects for future performance.

The Company believes constant currency is an important indicator of operating performance because it excludes items that are unrelated to, and may not be indicative of, its core operating results, and believes free cash flow is a useful supplemental measure of its liquidity.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. To calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year reporting methodologies.

The Company defines free cash flow as net cash provided by operating activities for a particular period less capital expenditures made during that same period. Accordingly, it reflects the cash generated from operations after investments required to support the strategic growth of the business.

The non-GAAP financial measures utilized by the Company are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance or liquidity determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the second quarter fiscal year 2027 will be broadcast live today, Thursday, October 22, 2026, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking "Earnings Webcast" on the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the “Financial Results” section of the “Financial Info” tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes HOKA®, UGG®, and Teva®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to achieve our financial outlook; our ability to execute on our long-term strategies, objectives, and opportunities; our ability to differentiate our company in a competitive environment; and our ability to return value to our stockholders, including potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations, Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net sales	$1,480,554	$1,430,840	$2,500,085	$2,395,378
Cost of sales	585,442	627,018	1,029,810	1,053,650
Gross profit	895,112	803,822	1,470,275	1,341,728
Selling, general, and administrative expenses	505,656	477,301	925,518	849,920
Income from operations	389,456	326,521	544,757	491,808
Total other income, net	(13,995)	(15,835)	(27,744)	(33,614)
Income before income taxes	403,451	342,356	572,501	525,422
Income tax expense	90,316	74,204	129,394	118,067
Net income	313,135	268,152	443,107	407,355
Total other comprehensive income, net of tax	2,550	8,978	5,837	543
Comprehensive income	$315,685	$277,130	$448,944	$407,898

Net income per share
Basic	$2.32	$1.82	$3.24	$2.75
Diluted	$2.31	$1.82	$3.24	$2.74
Weighted-average common shares outstanding
Basic	135,044	147,395	136,644	148,364
Diluted	135,300	147,652	136,923	148,638

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	September 30, 2026	March 31, 2026
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,209,722	$1,907,249
Trade accounts receivable, net	675,153	318,978
Inventories	860,849	487,018
Other current assets	165,475	137,175
Total current assets	2,911,199	2,850,420
Property and equipment, net	341,986	337,782
Operating lease assets	502,922	335,098
Other noncurrent assets	192,338	164,465
Total assets	$3,948,445	$3,687,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$647,900	$384,529
Operating lease liabilities	80,224	83,931
Other current liabilities	340,509	335,614
Total current liabilities	1,068,633	804,074
Long-term operating lease liabilities	459,296	291,263
Other long-term liabilities	99,030	92,790
Total long-term liabilities	558,326	384,053
Total stockholders’ equity	2,321,486	2,499,638
Total liabilities and stockholders’ equity	$3,948,445	$3,687,765